                                                Contact: Allan Priaulx or
                                                         Jean Brandolini
                                                         Novell Communications
                                                         ---------------------

                                                  Phone: (212) 687-7977
                                                         ---------------------


FOR IMMEDIATE RELEASE

                     FOOD COURT ENTERTAINMENT NETWORK, INC.
                                OFFER TO EXCHANGE
                     SHARES OF ITS SERIES A COMMON STOCK FOR
                      CLASS A WARRANTS AND CLASS B WARRANTS

New York City, August 25, 1997 -- Food Court Entertainment Network, Inc., (Nasdaq "FCENU, FCENA"), which operates an entertainment and information television network in shopping malls across the country, offered today to exchange 0.6 shares of the Company's Series A Common Stock for each outstanding Class A Warrant and 0.4 shares of the Series A Common Stock for each outstanding Class B Warrant.

Terms and conditions of the Offer to Exchange, subject to amendment, extension or termination, include a provision that at least 70% of the issued and outstanding Class A Warrants and Class B Warrants be tendered, prior to 5:00 p.m. EST on September 26, 1997.

The Company said it decided to offer to exchange common stock shares for warrants in order to substantially decrease the potention dilution effect the warrants have upon the company's capital structure.

If 8,796,797 outstanding Class A Warrants and 7,097,400 outstanding Class B Warrants are exchanged, the Company will have approximately 15,200,000 shares of Series A Common Stock issued and outstanding, while if all of these were exercised, the Company would have approximately 31,750,000 common stock shares issued and outstanding.

Company management said that by eliminating the potential dilution from the Class A and Class B warrants, the Company will have opportunities for future financing. The Company is seeking additional financing or strategic alliances to foster continued growth and expansion.


                                       1

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions and other risk factors inherent in the retail, real estate and entertainment industries and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.